Exhibit 99

Phosphate Resource Partners                                                                                                                        100 South Saunders Road
Limited Partnership                                                                                                                                         Lake Forest, Illinois 60045-2561
                                                                                                                                                                         847.739.1200

FOR IMMEDIATE RELEASE                                                                                                                        News
                                                                                    Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
  REPORTS 2003 THIRD QUARTER RESULTS

            LAKE FOREST, IL, October 23, 2003 - Phosphate Resource Partners Limited Partnership (NYSE: PLP) today reported a loss of $12.6 million, or $0.12 per unit, for the third quarter ended September 30, 2003, compared to a loss of $0.7 million, or $0.01 per unit, in the year-ago quarter.

            PLP's share in the losses of IMC Phosphates for the third quarter of 2003 was $3.5 million versus equity in earnings of $9.5 million a year earlier.

            The lower 2003 third quarter results were impacted by greatly increased ammonia, natural gas and sulphur raw material costs in IMC Phosphates Company (IMC Phosphates), partially offset by higher diammonium phosphate (DAP) prices.  Also negatively impacting results were higher idle plant costs from the shutdown of the balance of Louisiana phosphate production for the month of July and reduced sales volumes.

            PLP also announced today that it will not make a cash distribution for the quarter ended September 30, 2003.  As referred to in the PLP Form 10-Ks for the years ended December 31, 2002 and December 31, 2001, PLP anticipates that for the foreseeable future any available cash will be used to reduce outstanding debt with IMC Global Inc. (NYSE: IGL), the indirect 51.6 percent owner of PLP and parent of PRP-GP LLC, the administrative managing general partner of PLP.  As a result, no PLP cash distributions are planned in the foreseeable future.  IMC Phosphates is a joint venture partnership between PLP, which has a 41.5 percent ownership, and IMC Global.

            The average price realization for diammonium phosphate (DAP) of $156 per short ton in the third quarter of 2003 increased $11, or 8 percent, versus the prior year but fell slightly from the second quarter level of $158.  Total concentrated phosphate shipments of approximately 1.3 million short tons were below the prior-year level of approximately 1.4 million short tons primarily due to the shutdown of remaining Louisiana phosphate production for the month of July to better balance supply with demand.  This contributed to a domestic sales volume decline of 30 percent in the quarter.  Export volumes rose slightly versus 2002 due to higher shipments to Brazil, Japan and India which offset a 300,000 metric ton reduction in Chinese volumes as a result of the absence of a Sinochem supply contract.  During the third quarter, PhosChem signed a new, multi-year DAP supply agreement with CNAMPGC of China that included an additional 400,000 metric tons to be shipped by year-end 2003.

            PLP's share in the losses of IMC Phosphates for the third quarter improved markedly from the second quarter of 2003 primarily due to easing raw material costs and improved operating costs.

Approximately 30 percent of IMC Phosphates' Louisiana concentrated phosphate output continued to be idled in August and September, a rate that is expected to be maintained until market conditions show sufficient and sustainable improvement.

For the nine months of 2003, PLP reported a loss of $66.2 million, or $0.64 per unit, including a non-cash charge of $13.6 million, or $0.13 per unit, for the cumulative effect of a change in accounting principle from the adoption of SFAS No. 143 on January 1, 2003.  This compared to a loss of $14.8 million, or $0.14 per unit, for the nine months of 2002.  Increased raw material costs, higher production costs and lower volumes, partially offset by improved selling prices, impacted results.

            "A continuation of encouraging year-over-year improvements in DAP pricing in the third quarter was simply insufficient to offset the ongoing sting of large, double-digit increases in ammonia, sulphur and natural gas, which once again squeezed IMC Phosphates Company's margins," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.

            Pertz said third quarter PLP results also were impacted by the shutdown of all IMC Phosphates production in Louisiana for the month of July.

            "We are encouraged that DAP pricing continued to register year-over-year increases and reinforce our belief at the start of 2003 that full-year realizations would be meaningfully higher than in 2002 and even more so from the bottom-of-the-cycle in 2001," Pertz noted.  "Lower phosphate volumes in the quarter stemmed primarily from attempts to achieve domestic price increases consistent with list price levels, as well as IMC Phosphates Company's shutdown for July of all Louisiana production.  Slightly higher export volumes were achieved despite a 300,000 metric ton decline in Chinese shipments from PhosChem's lack of a Sinochem supply agreement.  We expect a significant improvement in sequential phosphate sales volumes in the fourth quarter as Chinese contract shipments are scheduled to be strong in November and December and U.S. fall demand accelerates as the harvest winds down.  PhosChem is essentially sold out for the balance of the year, supporting IMC Phosphates Company's need to run its operations at current levels.  2004 export volumes look encouraging, especially in China and India, as both countries appear to be ending 2003 with extremely low DAP inventories."

            The degree to which IMC Phosphates Company's results change in the fourth quarter of 2003 compared to the third quarter will ultimately depend upon the direction of phosphate pricing and raw material costs over the next several months, Pertz said.

            PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients.  For more information, visit the PLP Web site at phosplp.com.

(Note:  3 tables attached)

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

Statement of Operations
(in millions except per unit amounts)

Phosphate Resource Partners Limited Partnership                                                                                                                                          (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Equity in earnings (loss) of IMC Phosphates Company	$(3.5)	$9.5	$(23.2)	$15.7
Selling, general and administrative expenses	1.5	2.4	6.5	7.4
Interest expense	7.5	7.7	22.6	23.0
Other expense, net	0.1	0.1	0.3	0.1
Loss before cumulative effect of a change in accounting principle	(12.6)	(0.7)	(52.6)	(14.8)
Cumulative effect of a change in accounting principle	-	-	(13.6)	-
Loss	$(12.6)	$(0.7)	$(66.2)	$(14.8)
Loss per unit:
Loss before cumulative effect of a change in accounting principle	$(0.12)	$(0.01)	$(0.51)	$(0.14)
Cumulative effect of a change in accounting principle	-	-	(0.13)	-
Loss per unit	$(0.12)	$(0.01)	$(0.64)	$(0.14)
Average number of units outstanding	103.5	103.5	103.5	103.5

Condensed Balance Sheet
(in millions)

Phosphate Resource Partners Limited Partnership                                                                                                                                           (unaudited)

Assets	September 30, 2003	September 30, 2002
Current assets:
Accounts receivable	$0.5	$-
Due from IMC Phosphates Company	59.0	54.9
Total current assets	59.5	54.9
Investment in IMC Phosphates Company	237.5	279.3
Other assets	0.7	0.7
Total assets	$297.7	$334.9
Liabilities and Partners' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$2.5	$3.1
Due to IMC Global Inc.	42.9	25.9
Current maturity of long-term debt	5.7	-
Total current liabilities	51.1	29.0
Long-term debt, less current maturity (including $413.0 and $381.0 due to IMC Global Inc. as of September 30, 2003 and 2002, respectively)	563.0	536.7
Other non-current liabilities	103.0	110.0
Partners' deficit	(419.4)	(340.8)
Total liabilities and partners' deficit	$297.7	$334.9

Statement of Distributable Cash
(in millions)

Phosphate Resource Partners Limited Partnership                                                                                                                                          (unaudited)

Quarter ended September 30, 2003
Loss	$(12.6)
PLP's share of IMC Phosphates Company's loss	6.4
PLP's share of IMC Phosphates Company's third quarter cash distribution	-
Adjusted loss	(6.2)
Other adjustments:
Interest accrual, net of payments	2.0
All other	(6.9)
Total available distributable cash	$(11.1)
Distributable cash per unit	$-
Units outstanding	103.5